Exhibit 99.1

Storage Technology Corporation            303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130

NEWS RELEASE

Contact:	Karla Kimrey	Joe Fuentes
	Vice President Investor Relations	Manager, Global Public Relations
	303-673-3388	303-661-2523
	ask_stk@storagetek.com	joe_fuentes@storagetek.com

STORAGETEK ANNOUNCES SHARE REPURCHASE PROGRAM

LOUISVILLE, Colo. – January 22, 2004 – StorageTek® (Storage Technology Corporation, NYSE:STK), the storage services and solutions expert, today announced that its Board of Directors has authorized a stock repurchase program to acquire up to one million shares per quarter through 2005 to manage the dilution created by shares issued under employee stock plans. This program authorizes purchases in the open market or in private transactions.

“We have successfully executed on our business plan over the last several years giving us greater opportunities in the marketplace and further strengthening our financial condition,” said Robert Kocol, StorageTek chief financial officer. “With our strong cash position and solid financial performance, we believe that one of the best investments we can make at this time is through the repurchase of our own shares. Based on yesterday’s closing price, this repurchase equates to an investment of over $235 million. Our strong financial profile gives us the flexibility to fund both this share repurchase as well as future growth opportunities derived from our Information Lifecycle Management strategy.”

Certain statements, projections and forecasts contained herein regarding StorageTek’s future performance and financial results, future products, and business plans constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause StorageTek’s actual results to differ materially.

Some of these risks and uncertainties include, but are not limited to, StorageTek’s ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on our gross margins; our ability to execute our Information Lifecycle Management™ strategy; competitive pricing pressures; rapid technological changes in the markets in which we compete; our ability to attract and retain highly skilled employees; changes in our management; our ability to protect and

-more-

STORAGETEK ANNOUNCES SHARE REPURCHASE PROGRAM      2-2-2/

develop intellectual property rights; our reliance on certain sole source suppliers; our ability to obtain quality parts and components in a timely manner; general economic conditions in the United States and globally; and other risks described in StorageTek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC’s website.

About StorageTek

StorageTek (NYSE:STK), a $2 billion worldwide company with headquarters in Louisville, Colo., delivers a broad range of storage solutions that are easy to manage, integrate well with existing infrastructures and allow universal access to data across servers, media types and networks. StorageTek provides practical and safe storage solutions in disk, networking, services, tape and tape automation. For more information, see www.storagetek.com, or call 1.800.786.7835.

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TRADEMARKS: StorageTek is a registered trademark of Storage Technology Corp. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.